UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: September 16, 2008 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

BDC Capital, Inc. (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2008, the Company appointed John A. Witham to the position of Executive Vice President and Chief Financial Officer.  Acting CFO Paul Gramstad is stepping down from that position effective September 16, 2008.  Following is a brief description of Mr. Witham’s business experience.

Witham most recently served as EVP and CFO of Wireless Ronin Technology, Minneapolis, where he helped complete its 2006 IPO for $18 million and a 2007 follow-up offering for $27 million. From 2002 to 2004 Witham held similar positions at Metris Companies, the Minneapolis-based consumer credit-card issuer. He successfully led Metris through a restructuring effort by planning and completing a package of loans, sales of receivables and one of the company’s ancillary businesses and other structured financing.  Among his other corporate achievements:  Witham assisted the listing of Bracknell Corp., a Canadian company, to complete its listing on NASDAQ and raised public financing for and completed the listing of Arcadia Financial LTD., a Bloomington, Minn., company, on the NYSE.

There are no family relationships between Mr. Witham and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Witham had or will have a direct or indirect material interest.

SIGNATURES

Dated: September 16, 2008	DIGITALTOWN, INC By/s/ Richard Pomije Richard. Pomije, CEO